Exhibit 99.1

               ENDWAVE ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

        John F. McGrath, Jr. Joins the Board and Edward C.V. Winn Elected
                       Non-Executive Chairman of the Board

        SUNNYVALE, Calif., Jan. 28 /PRNewswire-FirstCall/ -- Endwave Corporation (Nasdaq: ENWV), a leading provider of radio frequency (RF) subsystems for carrier-class cellular infrastructure, broadband wireless networks, and defense systems, today announced two changes to its Board of Directors. Mr. John F. McGrath, Jr. has been appointed to Endwave's Board of Directors and Audit Committee effective January 27, 2005. Furthermore, Mr. Edward C.V. Winn has been elected to the position of non-executive Chairman of the Board, also effective January 27, 2005. In addition, Mr. Winn will continue serving as Chairman of the Audit Committee until March 30, 2005, when Mr. McGrath effectively takes over in this capacity. Endwave's Audit Committee, composed entirely of independent directors, now consists of Mr. McGrath, Mr. Winn, and Mr. Joseph Lazzarra, who joined Endwave's Board in January 2004.

        Mr. McGrath is Vice President and CFO for Network Equipment Technologies, a position he has held since 2001. Prior to this, Mr. McGrath served as Vice President of Finance for Aspect Communications. Mr. McGrath received a B.S. in Accounting from the University of Wyoming and an MBA from Stanford Graduate School of Business, with a focus on Finance and International Business. He is a Certified Public Accountant in the State of California and is an active member of Financial Executives International.

        Mr. Edward Winn has served as a director of Endwave since July 2000. From March 1992 to January 2000, Mr. Winn served in various capacities with Triquint Semiconductor, most recently as CFO and Executive Vice President, Finance and Administration. Previously, Mr. Winn served as Group Vice President of Avantek. Mr. Winn received a B.S. in Physics from Rensselaer Polytechnic Institute and an MBA from Harvard Business School. Mr. Winn also serves as a member of the board of directors of Omnivision Technologies, Inc.

        "We welcome John McGrath as our newest Board member, and look forward to the financial expertise and executive leadership skills that he will bring to our team", said Ed Keible, CEO, President and fellow member of Endwave's Board of Directors. "In addition, we are pleased to announce Ed Winn's appointment as non-executive Chairman of the Board after many years of service on Endwave's Board. I expect John and Ed to be instrumental in helping to guide the strategic direction of Endwave during this exciting time for our company," added Keible.

        About Endwave
        Endwave Corporation develops and manufactures radio frequency (RF) subsystems for use in high-speed cellular backhaul networks, enterprise access, commercial radar systems and other broadband applications. Through its wholly-owned subsidiary, Endwave Defense Systems Incorporated, the company supplies innovative high-frequency subsystem solutions to homeland security, government, and other defense electronics applications. Endwave's products include transmitters, receivers, integrated transceivers, outdoor units, oscillators and synthesizers, high-power cellular switch-combiners, and RF modules (amplifiers, frequency multipliers, switches, and up/down-converters). Endwave and its subsidiaries have more than 35 issued patents covering their core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in Sunnyvale, CA, with operations in Diamond Springs, CA; Andover, MA; and Lamphun, Thailand. Additional information about the company can be accessed from the company's web site at http://www.endwave.com.

SOURCE  Endwave Corporation
        -0-                             01/28/2005
        /CONTACT: Mark Hebeisen, VP Marketing of Endwave Corporation, +1-978-686-4400, ext. 105, or mark.hebeisen@endwave.com/
        /Web site: http://www.endwave.com /
        (ENWV)